Tableau Software, Inc. 1621 N. 34th St. Seattle, WA 98103 USA Phone: (206) 633-3400

February 21, 2017
Andrew Beers
Tableau Software, Inc.
1621 N. 34th Street
Seattle, Washington 98103

Dear Andrew:
As you know, you are currently employed by Tableau Software, Inc. (the “Company”) as its Chief Development Officer, and joined the Company pursuant to the terms of an offer letter from the Company dated August 10, 2004 (the “Original Offer Letter”). The terms and conditions set forth herein shall become effective as of the date above, and shall supersede and replace the terms and conditions set forth in your Original Offer Letter.
1.    Position.
You shall remain employed as the Company’s Chief Development Officer, reporting to the Chief Executive Officer, working out of the Company’s office in Seattle, Washington. You shall devote your best efforts and full business time, skill and attention to the performance of your duties for the Company.
2.    Compensation.
Your base salary is $350,000 per year, payable in accordance with the Company’s regular payroll schedule. You are eligible to participate in the Company’s incentive bonus plan for non-sales employees, under which qualified full time employees have a target bonus of up to 10% of base salary tied to achievement of Company performance goals.
You are also eligible to receive a discretionary bonus of up to $140,000 in 2017, based in part on Company performance, but where the actual amount of any such bonus will be determined based on the achievement of subjective performance criteria.
3.    Benefits.
You are eligible to participate in the Company’s benefit plans and programs, subject to the terms and conditions of those plans. You are also eligible for severance benefits under the Executive Change in Control Severance Agreement approved by the Compensation Committee of the Board of Directors of the Company. You are not eligible for any severance benefits other than those set forth in such agreement.
4.    Equity.
You have been granted options to purchase shares of the Company’s Class B common stock (the “Options”), and restricted stock units (the “RSUs”) which shall continue to be governed by the terms of the applicable equity plan, grant notice, option and RSU agreements. You remain eligible to receive additional equity grants in the future in the discretion of the Board of Directors and / or the Compensation Committee.

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Tableau Software, Inc. 1621 N. 34th St. Seattle, WA 98103 USA Phone: (206) 633-3400

5.    Employee Confidentiality and Inventions Assignment Agreement.
You are expected to continue complying with the terms of the Employee Confidentiality and Inventions Assignment Agreement that you executed in connection with the commencement of your employment.
6.    At-Will Employment.
Employment with the Company is for no specific period of time. Your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice. This “at will” employment relationship also means that the Company may change your job duties, title, compensation and benefits, as well as other terms and conditions of employment, with or without cause or advance notice. The “at will” nature of your employment, however, may only be changed in a written agreement approved by the Board of Directors and/or Compensation Committee, signed by you and a duly authorized member or authorized designee of the Board of Directors and / or Compensation Committee.
7.    Outside Activities.
While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
8.    Entire Agreement.
This letter, together with your equity documentation, the Employee Confidentiality and Inventions Assignment Agreement, your Change in Control Severance Agreement and your Indemnification Agreement, represents the entire agreement between you and the Company on such subject matters and supersedes and replaces any prior representations, promises, understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter, including the Original Offer Letter. This letter agreement may only be changed in a written document approved by the Board of Directors and/or Compensation Committee, signed by you and a duly authorized member or authorized designee of the Board of Directors and / or Compensation Committee.
9.    Choice of Law.
This Agreement is to be governed by the laws of the state of Washington without reference to conflicts of laws principles. In case any provision contained in this agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible.
Please sign below to indicate your acceptance of these terms.
Sincerely,
TABLEAU SOFTWARE, INC.
/s/ Keenan Conder

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Tableau Software, Inc. 1621 N. 34th St. Seattle, WA 98103 USA Phone: (206) 633-3400

I have read and accept the terms set forth herein:
/s/ Andrew Beers

Andrew Beers
Dated: February 21, 2017

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